Exhibit 99.2
IMAGE AND NYX SIGN THIRD MERGER AGREEMENT AMENDMENT
Closing Date Extended To April 20, 2009; Image To Receive Additional $1 Million
Payment From Nyx
CHATSWORTH, Calif., April 9, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that Image Entertainment and Nyx Acquisitions, Inc., an affiliate of Q-Black, LLC, signed the third amendment to the amended merger agreement. Pursuant to the third amendment, Image has extended the closing date of the merger to April 20, 2009, in return for Nyx’s payment of $1.0 million to Image Entertainment’s operating account, which Nyx must deliver by 5:00 p.m. local time on April 10, 2009.
The $1.0 million payment is in addition to the $2.5 million business interruption fee, $1.0 million of which Nyx released to Image on March 24, 2009 in connection with the execution of the second amendment to the merger agreement, and the $1.5 million balance of which is currently held in trust for the benefit of Image. These $1.0 million payments are not refundable to Nyx and will have no effect on the purchase price under the merger agreement, which remains $2.75 per share. In addition, Nyx will not receive any capital securities or debt obligation from Image for the payments.
All other provisions of the merger agreement remain in place. Nyx has the ability under the merger agreement to further extend the closing date to May 4, 2009 if Nyx requests to do so by April 16, 2009, agrees to increase the business interruption fee by an additional $3 million, and deposits the additional $3 million into the trust account by April 20, 2009.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.
Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com